EXHIBIT 12

                 THE CIT GROUP HOLDINGS, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (Dollar Amounts In Thousands)

                                                          Three Months Ended
                                                               March 31,
                                                       -------------------------
                                                          1995           1994
                                                       ----------     ----------

Net Income                                             $   52,812     $   48,035

Provision for income taxes                                 31,675         29,230
                                                       ----------     ----------

Earnings before provision for income taxes                 84,487         77,265
                                                       ----------     ----------


Fixed charges:
  Interest and debt expense on indebtedness               199,198        128,840
  Interest factor - one third of rentals on
   real and personal properties                             1,816          1,903
                                                       ----------     ----------

Total fixed charges                                       201,014        130,743
                                                       ----------     ----------


Total earnings before provision for income
taxes and fixed charges                                $  285,501     $  208,008
                                                       ==========     ==========


Ratio of earnings to fixed charges                           1.42           1.59




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